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[VEDDER PRICE LETTERHEAD]







                                                                  June 26, 2002



William Blair Funds
222 West Adams Street
Chicago, Illinois  60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by William Blair Funds, a Delaware business trust (the "Trust"), in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in the William Blair Institutional International Growth Fund (the "Fund").

         We have acted as counsel to the Trust since its inception, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Trust's Declaration of Trust dated September 3, 1999, as amended by Written Instrument Amending the Declaration of Trust dated September 8, 1999, the Written Instrument Amending the Declaration of Trust dated April 24, 2001, the Written Instrument Amending the Declaration of Trust dated February 12, 2002, the Written Instrument Establishing and Designating Shares of the William Blair Institutional International Growth Fund dated April 23, 2002, and the Amended and Restated By-Laws of the Trust dated October 23, 2001, are presently in full force and effect and have not been amended in any respect except as provided above and that the resolutions adopted by the Board of Trustees of the Trust on April 23, 2002 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a validly existing voluntary association with transferable shares under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Fund; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Declaration of Trust and the receipt by the Trust of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have


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William  Blair Funds
June 26, 2002
Page 2

[VEDDER PRICE LETTERHEAD]


been complied with, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                         Very truly yours,

                                         /s/ Vedder, Price, Kaufman & Kammholz

                                         VEDDER, PRICE, KAUFMAN & KAMMHOLZ

COK/RJM/RMH